EXHIBIT 99.10
CONSENT OF DR. JAMES C. STOFFEL
      Pursuant to Rule 438 under the Securities Act of 1933, as amended, and in accordance with Item 401(a) of Regulation S-K promulgated by the Securities and Exchange Commission, the undersigned hereby consents to be named as a prospective director of Harris Stratex Networks, Inc. in the proxy statement/prospectus forming a part of the registration statement on Form S-4 of Harris Stratex Networks, Inc. (File No. 333-137980) initially filed with the Securities and Exchange Commission on October 12, 2006, as amended from time to time.

/s/ Dr. James C. Stoffel

Dr. James C. Stoffel

Dated: December 18, 2006